Exhibit 99.3

ADDITIONAL INFORMATION In connection with the proposed merger, Temple-Inland will file a proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement when it becomes available because it will contain important information about the merger and the parties to the merger. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Temple-Inland at the SEC website at http://www.sec.gov. The proxy statement and other documents also may be obtained (after it has been filed with the SEC) for free from International Paper by directing such request to International Paper, Investor Relations, telephone (800) 678-8715.

CERTAIN INFORMATION REGARDING PARTICIPANTS

International Paper and certain of its respective directors and executive officers may be deemed to be participants in the proposed transaction under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of International Paper’s directors and executive officers in International Paper’s Annual Report on Form 10-K for the year ended December 31, 2010 which was filed with the SEC on February 25, 2011, and its proxy statement for the 2011 Annual Meeting, which was filed with the SEC on April 8, 2011. Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Temple-Inland intends to file with the SEC. These documents can be obtained free of charge from the sources indicated above.

Customer Letter

Dear (Customer Name),

We are pleased to announce an exciting development in International Paper’s Business. We have entered into a definitive merger agreement to purchase all outstanding shares of Temple-Inland, subject to normal closing conditions and appropriate regulatory approval.

We believe the combination of International Paper and Temple Inland will make a good existing corrugated packaging business an excellent one, merging two low-cost manufacturing systems and complementary converting systems.

This acquisition is consistent with our focus on generating strong cash flow and achieving and sustaining above cost-of-capital returns, and further positions International Paper as your supplier of choice.

Please remember that although we have signed an agreement to purchase Temple-Inland, this transaction is pending normal closing conditions and applicable antitrust approvals by the federal government. Until these steps have taken place, and the transaction has been formally closed, International Paper and Temple-Inland must operate as separate companies.

Moving into the future we remain dedicated to providing a top quality product, excellent service and value-added solutions to our customers.

We will keep you informed as we move toward completing this transaction. If you have additional questions about this acquisition, or the opportunities it presents for us to serve you more effectively, please contact us.

Sincerely,

XXXXXXXXXXX

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